Exhibit 10.8
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the date of execution, by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and JEFFREY H. SMULYAN, an Indiana resident (“Executive”).
RECITALS
WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio stations, magazines, and related operations (together, the “Emmis Group”); and
WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1. Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined herein), Executive shall serve as Chairman of the Board and Chief Executive Officer. Executive shall have such duties, functions, authority and responsibilities as are commensurate with such position and as are assigned by the Board of Directors (the “Board”) of Emmis Communications Corporation (“ECC”). Executive’s services hereunder shall be performed on an exclusive, full-time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices designated by Employer in Indianapolis, Indiana. Employer shall use its best efforts to cause Executive to be a member of the Board (a “Director”) throughout the Term and shall include Executive in the management slate for election as a Director at every annual shareholders’ meeting during the Term at which Executive’s term as a Director would otherwise expire. Executive shall serve as a Director without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.11. Executive shall also serve without additional remuneration as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by the Board and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 15.11.

2. Term. The term of this Agreement shall be for a three (3) year period commencing on March 1, 2010, unless earlier terminated or extended in accordance with the provisions set forth in this Agreement (the “Term”). Unless Executive or Employer provides the other written notice prior to December 31, 2012 (or any December 31 thereafter) of such party’s election not to allow the Agreement to automatically renew, the Agreement shall automatically renew for successive one (1) year periods following the initial Term. Each year commencing on March 1 and ending on the last day of February during the Term shall be a “Contract Year.” Upon failure of either party to make the foregoing election by December 31, the Term of this Agreement shall be deemed renewed for the Contract Year commencing the following March 1 and, as used throughout this Agreement, “Term” shall include such additional Contract Year.
3. Base Salary; Signing Bonus; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive an annualized base salary (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law, for each Contract Year, as set forth below:

First Contract Year:	$792,259

Second Contract Year:	$825,000

Third Contract Year:	$850,000
In the event that the Term automatically extends by additional one (1) year periods pursuant to Section 2 above, the Base Salary for each such period shall be the previous Contract Year’s Base Salary plus Twenty-Five Thousand Dollars ($25,000). For purposes of clarity only, there will be no additional signing bonus or Performance Units (defined below) in connection with any such automatic extension.
Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement (except that Executive shall not be considered to have failed or refused to render services during any periods of Executive’s incapacity or absence from work due to sickness or other approved leave of absence in accordance with the Company’s policies, subject to Employer’s right to terminate Executive’s employment pursuant to Section 10) or for any period following the expiration or termination of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in Shares (as defined below); provided that: (i) the Shares are registered with the U.S. Securities and Exchange Commission (the “SEC”) on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy or applicable federal and state law; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for other senior management level employees.

In addition to the foregoing, on or about the date of execution of this Agreement, Executive shall receive a one-time, lump sum signing bonus in the amount of Two Hundred Thousand Dollars ($200,000), subject to withholding for applicable taxes and as otherwise required by law (the “Signing Bonus”); provided, however, in the event of a termination of Executive’s employment by Employer for Cause (defined below) or termination of Executive’s employment by Executive without Good Reason (defined below), Executive shall immediately repay the Signing Bonus to Employer.
During the Term, Executive shall receive a monthly auto allowance in the amount of Two Thousand Dollars ($2,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
4. Incentive Compensation.
4.1 Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, each Contract Year Executive shall be eligible to receive one (1) performance bonus in a target amount equivalent to One Hundred Twenty-Five percent (125%) of Executive’s Base Salary, and the exact amount of such performance bonus, if any, shall be determined on the basis of Executive’s attainment of certain performance and financial goals to be determined by Employer, from time to time, in its sole and absolute discretion.
4.2 Payment of Bonus Amounts. Employer shall pay or cause to be paid to Executive the bonus amounts, if earned according to the terms and conditions set forth in Section 4.1; provided that, on the final day of the applicable measuring period for such bonus: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s material duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his incapacity or death (pursuant to Section 10 or 11), including during leaves of absence, shall not be considered a breach of this Agreement or non-performance under this provision). In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to Section 4.1 in cash, loan foregiveness or Shares; provided that the

Shares evidencing any portion thereof are registered with the SEC on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.2 to pay any bonus amounts in Shares, the percentage of such bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for other senior management level employees. Any bonus amounts earned by Executive pursuant to the terms and conditions of Section 4.1 shall be paid after the end of the fiscal year for which the bonus is earned (but in no event later than ninety (90) days after the end of such fiscal year). Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law. Notwithstanding any other provisions of this Agreement, any bonus pursuant to Section 4.1 shall be paid to Executive by the earlier of the date specified herein or the date that is no later than two-and-a-half months after the end of either Employer’s or Executive’s first taxable year (whichever period is longer) in which any such bonus is no longer subject to a substantial risk of forfeiture for purposes of Section 409A.
4.3 Equity Incentive Compensation. At such time or times following each Contract Year when Employer grants equity incentive compensation to its senior management level employees (but in no event later than ninety (90) days after the previous Contract Year), Executive shall be granted an option (“Option”) to acquire One Hundred Fifty Thousand (150,000) shares of Class A Common Stock of ECC (the “Shares”). For purposes of clarity only, the first Option granted hereunder shall be granted within ninety (90) days following February 28, 2011; and Executive shall not be entitled to any Option grant during the first Contract Year.
Each Option granted pursuant to this Section 4.3 shall: (i) have an exercise price per share equal to the Fair Market Value of the stock on the date of grant (as Fair Market Value is defined in the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by ECC and generally used to make equity-based awards to senior management level employees of the Emmis Group (the “Plan”)); (ii) notwithstanding any other provisions in this Agreement, be granted according to the terms and subject to the conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other senior management level employees of the Emmis Group; and (iv) be exercisable for Shares with such restrictive legends on the certificates in accordance with the Plan and applicable securities laws. Employer shall use reasonable efforts to register the Shares subject to the award on a Form S-8 or other applicable registration statement at such time as the Shares are issued to Executive. Each Option granted pursuant to this Section 4.3 is intended to satisfy the regulatory exemption from the application of Section 409A for certain options for service recipient shares, and it shall be administered accordingly.

4.4 Performance Units. Employer will grant to Executive Performance Units under the Emmis Communications Corporation 2004 Equity Compensation Plan, as amended (the “Performance Units”), fully intending that the Performance Units qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the maximum extent permitted by applicable law. The Performance Units will be granted on the date of execution of this Agreement, March 1, 2010 and June 1, 2010 in an amount (on each grant date) equal to Two Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($233,333.33) divided by the Fair Market Value of a Share on the relevant grant date (each, “Quarterly Performance Units”). Any fractional Performance Units shall be rounded up to the nearest full share. The measurement periods for each of the Quarterly Performance Units shall be each of the fiscal quarters ended February 28, 2010, May 31, 2010 and August 31, 2010 (each, a “Measurement Period”). If, upon completion of a Measurement Period, the Performance Goal (defined below) has been met for that Measurement Period, Executive shall be paid in respect of the Quarterly Performance Units on the day following delivery of Employer’s compliance statement to its senior lender under the Credit Agreement (defined below) for the relevant Measurement Period (each, a “Quarterly Performance Unit Payment”). The Performance Goal for each Measurement Period is whether or not Employer’s Consolidated EBITDA as of the end of such Measurement Period exceeds the minimum amount required for continued compliance under the Credit Agreement (defined below) as of the end of such Measurement Period (each, a “Performance Goal”). The Quarterly Performance Unit Payment for each Measurement Period shall be one hundred percent (100%) if the Performance Goal is attained and zero percent (0%) if the Performance Goal is not attained.
The Compensation Committee of the Board (the “Comp Committee”) shall determine whether or not the Performance Goal is attained using “Consolidated EBITDA” as defined in Employer’s Amended and Restated Revolving Credit and Term Loan Agreement, as amended through the date hereof (the “Credit Agreement”) for the relevant Measurement Period. If the Performance Goal is achieved, the Comp Committee may elect, in its sole discretion, to make the Quarterly Performance Unit Payment in cash, Shares or any combination of cash and Shares. In the event that the Comp Committee elects to pay some or all of any Quarterly Performance Unit Payment in Shares, the number of Shares to be awarded shall be Two Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($233,333.33) less any amount paid in cash, the result of which shall be divided by the Fair Market Value of a Share on the relevant payment date. Notwithstanding anything to the contrary in this Section 4.4, Employer shall only be required to make each Quarterly Performance Unit Payment to the extent permitted under the Credit Agreement. In the event that any Quarterly Performance Unit Payment (whether in cash, Shares or any combination of cash and Shares) would cause a default under the Credit Agreement, Employer shall pay Executive the maximum amount possible under the Credit Agreement without causing a default thereunder; and Executive shall have no further right to any unpaid amounts attributable to such Quarterly Performance Unit Payment.

In the event of a termination of Executive’s employment by Employer for Cause or termination of Executive’s employment by Executive without Good Reason, Executive shall immediately repay any and all Quarterly Performance Unit Payments previously paid to Executive by Employer.
5. Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement. Under no circumstances shall the Employer’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however, this requirement shall not alter the Employer’s obligation to reimburse Executive for eligible expenses on a current basis.
6. Fringe Benefits.
6.1 Vacation and Other Benefits. Each Contract Year, Executive shall be entitled to Twenty-Five (25) business days of paid vacation in accordance with Employer’s applicable policies and procedures for senior management level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other senior management level employees of Employer in accordance with and to the extent that Executive is eligible under, the general provisions of Employer’s fringe benefit plans or programs; provided, however, Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
6.2 Life and Disability Insurance. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Ten Thousand Dollars ($10,000) for the annual premium associated with Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation, passing any required physical examinations. Additionally, with respect to that certain life insurance policy issued by Pruco Life Insurance Company (number V1001742) and held by the Jeffrey H. Smulyan Irrevocable Trust (the “Policy”), Executive represents and warrants that the Policy is self-sustaining. Executive acknowledges that neither Employer nor any member of the Emmis Group has any obligation to make any premium or other payments in connection with the Policy and that Employer will not make any such additional premium payments other than as specifically set forth in this Agreement. The parties acknowledge that the Split Dollar Life Insurance Agreement (dated November 2, 1997) and corresponding Limited Collateral Assignment (dated November 2, 1997), and all of the parties’ respective rights and obligations pursuant to such agreements, shall remain unaffected and in full force and effect.

7. Confidential Information.
7.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop, proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer or any other member of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
7.2 Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.

8. Non-Interference; Injunctive Relief.
8.1 Non-Interference. During the Term, and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on-air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, neither Executive nor any entity with which Executive is associated shall solicit, hire or engage any on-air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
8.2 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1, Employer shall be entitled to injunctive relief enforcing Section 8.1, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 8.1 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
8.3 Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.

9. Termination of Agreement by Employer for Cause.
9.1 Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 9.3 below) in accordance with the terms and conditions of this Section 9. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice (the “Preliminary Notice”) to Executive specifying the grounds for such termination, and Executive shall have thirty (30) days after receipt of the Preliminary Notice to respond to Employer in writing. If following the expiration of such thirty (30) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the “Final Notice”). Notwithstanding Section 9.5, a termination by Executive pursuant to Section 9.5 shall be deemed a termination by Employer for Cause to which this Section 9.1 shall apply if such termination by Executive occurs after delivery of a Preliminary Notice and Executive is thereafter terminated for Cause as specified in such Preliminary Notice.
9.2 Effect of Termination. In the event of termination for Cause as provided in Section 9.1 above:
(i) Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement, and except for any obligations arising in connection with any conduct of Executive described in Section 9.3;
(ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
(a) Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and
(b) Pay to Executive any bonus amounts which have been earned on or prior to the termination date pursuant to Section 4, if any, but which remain unpaid as of the termination date.

9.3 Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement (or any material duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ninety (90) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 9.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission (the “FCC”), or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio or television station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of others; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7.1; (viii) any action which brings Employer or member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause under applicable laws. For purposes of clarity, neither disability nor death (as set forth in Sections 10 and 11) shall qualify as “Cause” hereunder.
9.4 Termination by Employer Without Cause. Notwithstanding anything to the contrary contained in this Agreement, Employer may, by action of the Board, terminate this Agreement and Executive’s employment hereunder at any time during the Term for any reason. In the event the Board elects to terminate Executive’s employment pursuant to this provision: (i) such termination shall be effective immediately upon delivery of written notice of such termination to Executive; (ii) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement; and (iii) Employer shall have no further obligations or liabilities except to pay to Executive those amounts and benefits that would otherwise be payable to Executive in the event of a “Qualifying Termination” (as that term is defined in the CIC Agreement (defined below)), except the amounts calculated pursuant to Section 4(a)(ii) of the CIC Agreement shall be one and one-half (1.5) times (i) Executive’s highest annual rate of Base Salary during the 36-month period immediately prior to Executive’s date of termination and (ii) Executive’s highest annual incentive bonus earned from Employer (and/or its affiliates) during the last three (3) fiscal years of Employer immediately preceding Executive’s date of termination (collectively, the “Severance Payment”), rather than the three (3) times multiple provided in Section 4(a)(ii) of the CIC Agreement.

9.5 Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder at any time during the Term for “Good Reason”, such termination to be effective sixty (60) days after Executive provides written notice thereof to the Board. For purposes of this provision, “Good Reason” shall be defined to mean either: (a) Employer’s breach of any of the material terms of this Agreement (after written notice of such breach from Executive and a reasonable opportunity to cure); or (b) any diminution in Executive’s duties or authority by the Board without Executive’s consent, including without limitation the assignment to Executive of any duties, functions or responsibilities inferior to the duties, functions, authority or responsibilities contemplated in Section 1 above. In the event of a termination for Good Reason by Executive, on the effective date of such termination: (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement; and (ii) Employer shall have no further obligations or liabilities except to pay to Executive the Severance Payment.
9.6 Employer Election not to Renew. Notwithstanding anything to the contrary contained herein, in the event that, subject to its obligations under the CIC Agreement, Employer elects not to renew this Agreement according to its terms for any Contract Year after February 28, 2013 and does not offer Executive employment pursuant to a written employment agreement on substantially similar to those contained herein (which shall include without limitation the same title, duties, Base Salary, incentive, equity and other compensation (not including signing bonus or Performance Units) in effect at expiration of the Term), and Executive terminates employment, such election shall be considered a termination by Employer other than for Cause for all purposes under the CIC Agreement and hereunder, including without limitation Section 9.4 hereof. If Employer elects not to renew this Agreement according to its terms for any Contract Year after February 28, 2013, any offer of subsequent employment made by Employer to Executive shall be made in the form of a proposed written agreement and shall be made no later than thirty (30) days after the election not to renew is given.
10. Termination of Agreement by Employer for Incapacity.
10.1 Termination. If Executive shall become incapacitated (as defined in the Employer’s employee handbook or, if that is not applicable, as reasonably determined by Employer), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this Section is referred to herein as the “Incapacity Termination Date.”

10.2 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Sections 7 and 8 that shall survive the termination or expiration of this Agreement. Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Section 9.2(ii); provided, however, that in the event an Incapacity Termination Date occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive a pro-rated portion of the bonus amount for the Contract Year during which the Incapacity Termination Date occurs, such amount to be determined in the sole discretion of Employer. Employer shall have no further obligations or liabilities hereunder following an Incapacity Termination Date except those set forth in the next sentence. For a period of five (5) years following an Incapacity Termination Date, Employer shall pay to Executive, according to Employer’s customary payroll practices, an amount equal to seventy five percent (75%) of Executive’s then-current Base Salary (subject to withholding for applicable taxes and as otherwise required by law). It is understood and agreed that (i) the foregoing payment obligation shall be inclusive of any benefits received by Executive pursuant to any applicable group disability or similar policy maintained by Employer for the benefit of its employees; (ii) Employer may elect (but shall not be obligated) to insure its payment obligations hereunder; (iii) Employer shall not be entitled to an offset as a result of any disability benefits received by Executive in connection with any private disability insurance policy purchased by Executive; and (iv) Employer’s payment obligation hereunder shall terminate in the event that Executive fully recovers from such Incapacity.
11. Death of Executive.
11.1 Termination of Agreement. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 11.2 below which shall survive such termination.
11.2 Compensation. Employer shall, not later than two (2) weeks after Executive’s date of death, pay to Executive’s estate or designated beneficiary or beneficiaries those amounts described in Section 9.2(ii); provided, however, that in the event Executive’s date of death occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive’s estate or designated beneficiary a pro-rated portion of the bonus amount for the Contract Year during which Executive’s death occurs, such amount to be determined in the sole discretion of Employer. Additionally, Employer shall make a one-time, lump sum payment in an amount equal to one (1) year of Executive’s then-current Base Salary (subject to withholding for applicable taxes and as otherwise required by law). Amounts payable pursuant to this Section 11 shall not be reduced by the value of any benefits payable to Executive’s estate or designated beneficiaries under any applicable life insurance plan or policy, including without limitation, any policy contemplated by Section 6.2 of this Agreement. In the event that Executive dies after termination of this Agreement pursuant to Section 9 or 10, all amounts required to be paid by Employer prior to Executive’s death in connection with such termination that remain unpaid as of Executive’s date of death shall be paid to Executive’s estate or designated beneficiary.

12. Section 409A. This Agreement is intended to comply with Internal Revenue Code Section 409A(a)(2)(B)(i) and the regulations thereunder (collectively, “Section 409A”), and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. Employer shall use commercially reasonable efforts to comply with Section 409A with respect to payment of benefits hereunder. For purposes of the Agreement, “termination of employment,” “terminates employment,” or any variation of such term shall mean “separation from service” within the meaning of Section 409A.
13. Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation, or other event, the number and class of Shares and/or Options awarded pursuant to Section 4 (and any applicable Option exercise price) shall be adjusted by the Comp Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan and the Option agreement evidencing the grant of the Option. The determination of the Comp Committee shall be conclusive and binding. All adjustments pursuant to this Section shall be made in a manner that does not result in taxation to the Executive under Section 409A.
14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or DHL only) will make such delivery, if sent via such overnight delivery service, first-class, postage prepaid, or (b) the date such delivery is made, if delivered in person to the notice party specified below. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
(i)	If to Employer:
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: Legal Department
With a copy to:
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: CFO and/or COO

(ii) If to Executive, to Executive at Executive’s address in the personnel records of Employer.
15. Miscellaneous.
15.1 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.
15.2 Payment Delays Required by Section 409A. To the extent required by Section 409A, if Executive is a “specified employee” for purposes of such Section, payments on account of Executive’s separation from service shall be delayed to the earliest date permissible under Section 409A.
15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
15.4 Entire Agreement. This Agreement shall supersede and replace, in all respects, any prior employment agreement entered into between the parties and any such agreement shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any change in control, restricted stock, option, and other benefits-related agreement shall not constitute a “prior employment agreement.”
15.5 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 15.7 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
15.6 Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary by written notice to Employer (or to any applicable insurance company).
15.8 Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
15.9 Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 15.9.
15.10 Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.

15.11 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
15.12 Change in Control. Effective as of January 1, 2008, Executive and ECC have entered into that certain Emmis Communications Corporation Change in Control Severance Agreement (the “CIC Agreement”). In the event of a “Change in Control” (as defined in the CIC Agreement), the rights and obligations of Executive and Employer shall be set forth in the CIC Agreement. Notwithstanding anything to the contrary contained in this Agreement or the CIC Agreement, a Change in Control shall be deemed not to have occurred if, immediately following the transaction or transactions described in the definition of Change in Control in the CIC Agreement: (i) Executive is Chairman of the Board or Chief Executive Officer of Employer or any successor thereto, including without limitation any entity established as a result of a separation of the radio and publishing divisions of Employer (collectively, “Successor”); or (ii) Executive retains the ability to vote at least fifty percent (50%) of all classes of stock of ECC or any Successor; or (iii) Executive retains the ability to elect a majority of the Board or any Successor.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)
By:	/s/ J. Scott Enright
J. Scott Enright
Executive Vice President and General Counsel

JEFFREY H. SMULYAN (“Executive”)
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan

Exhibit A
Change in Control Agreement
The Emmis Communications Corporation Change in Control Severance Agreement between Emmis Communications Corporation and Jeffrey H. Smulyan effective January 1, 2008 is hereby incorporated by reference.